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                                                                      Exhibit 99

FOR IMMEDIATE RELEASE ON FEBRUARY 6, 1998

                                               CONTACT:  Timothy C. Coxson
                                                         Chief Financial Officer
                                                         (330) 856-8800


           AMERICAN WASTE SELLS SOLID WASTE OPERATIONS TO USA WASTE

     WARREN, Ohio (February 6, 1998)--The Board of Directors of American Waste Services, Inc. (NYSE: AW) ("AWS") announced today that it has entered into a definitive Agreement and Plan of Merger pursuant to which AWS will merge with a wholly owned subsidiary of USA Waste Services, Inc. (NYSE:UW) ("USA Waste"). Prior to the merger, AWS will spin off AWS's transportation, technical service and golf course subsidiaries into a new public company, Avalon Holdings Corporation ("Avalon"). The transaction will provide for AWS shareholders to receive $4.00 per share in cash plus stock in Avalon.

     When USA Waste approached AWS, interest was expressed only in purchasing AWS's landfill, landfill gas and refuse collection subsidiaries and not the transportation, technical service or golf course businesses. As a result, the stock of the AWS subsidiaries not purchased by USA Waste, along with certain other assets and liabilities of the parent corporation, will be contributed to Avalon. After Avalon's stock has been registered with the Securities and Exchange Commission, it will be distributed in the form of a dividend from AWS on a corresponding pro rata basis to the AWS shareholders immediately prior to the merger being consummated. The dividend will be taxable to AWS shareholders at an amount, for tax purposes, based upon an independent valuation of Avalon. Upon consummation of the merger, AWS will become a wholly owned subsidiary of USA Waste.

     Ronald E. Klingle, Chairman and Chief Executive Officer of AWS, Darrell D. Wilson, President and Chief Operating Officer of AWS, and other executive officers of AWS will resign their positions with AWS and will assume similar positions with Avalon.

     Mr. Klingle stated, "the Board is very pleased to be able to make this announcement and believes that the transaction is in the best interest of the shareholders of AWS. AWS's landfills are among the best in the United States and we believe that they will complement USA Waste's operations. Being able to sell these operations to a very successful and well-managed company like USA Waste was an important consideration for us in entering into this transaction."

     "Consummation of the transaction will allow the executive officers of Avalon to focus on achieving the full potential of the transportation, technical services and golf course companies. We are very excited about the future of these businesses and look forward to concentrating our efforts on their success."

     The proposed merger has been approved by the Boards of AWS and USA Waste. Approval by AWS shareholders will be required, in addition to regulatory reviews and approvals and other customary closing conditions.

     The record and distribution dates and the meeting of AWS shareholders to approve the USA Waste transaction will be set after the necessary regulatory reviews and approvals have been obtained. In connection with these transactions, the AWS Board has decided to delay the AWS Annual Meeting until the shareholders meeting to approve the transactions. The parties expect to complete the transactions during the second quarter of this year.

     AWS provides integrated waste management and environmental services, including disposal, collection, transportation and transportation-related services, disposal brokerage and management services, environmental engineering, site assessment, analytical laboratory and remediation services to industrial, commercial, municipal and governmental customers.